Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Announces Increase in Stock Repurchase Program

Fairfield, Calif. (October 4, 2007) — Copart, Inc. (NASDAQ: CPRT) today announced that its board of directors has approved a 20 million share increase in the Company’s stock repurchase program, bringing the total current authorization to 29 million shares. The company has repurchased approximately 7 million shares under the program since its inception in February 2003, leaving approximately 22 million shares available for repurchase under the program (including the 20 million share increase approved on October 3, 2007). Repurchases under the program may be effected through solicited or unsolicited transactions in the open market or in privately negotiated transactions. No time limit has been placed on the duration of the share repurchase program.  The repurchases may be made at such times and in such amounts as Copart deems appropriate and may be discontinued at any time.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of vehicle remarketing services through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers and exporters.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 135 facilities in the United States, Canada and the United Kingdom.  It also provides services in other locations through a network of independent salvage vehicle remarketers.

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties.  Our business has become increasingly reliant on proprietary and non-proprietary technologies, and it is difficult to forecast with accuracy what impact these changes in our business model will have.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected. We recently acquired Universal Salvage plc and Century Salvage Sales Limited, whose business operations are located in the United Kingdom. We do not have any historic experience operating outside of North America, and completion of the acquisitions will result in the Company facing new risks associated with operating in international markets.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We encourage investors to review these disclosures carefully.

Contact:	Heather Luck, Executive Assistant to the Chief Financial Officer
(707) 639-5000

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000